Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 2, 2011

NuPathe Inc.

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

RE:                          NuPathe Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We are providing this opinion to NuPathe Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) 155,587 shares of Common Stock, par value $0.001 per share, of the Company that have been issued in connection with that certain Common Stock Purchase Agreement, dated August 2, 2011, by and between the Company and Aspire Capital Fund, LLC (the “Purchase Agreement”) (such shares, the “Issued Shares”) and (ii) up to 2,746,147 shares of Common Stock that may be issued from time to time (the “Issuable Shares”) pursuant to the Purchase Agreement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the certificate of incorporation and the bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized by the Company and are validly issued, fully paid, and non-assessable and (ii) the Issuable Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP